Exhibit 11
                             PHOENIX NETWORK, INC.

                 Statement of Computation of Per Share Earnings


                                                            Three Months     Three Months         Nine             Nine
                                                               Ended            Ended         Months Ended     Months Ended
                                                              9/30/95          9/30/96          9/30/95          9/30/96
                                                             ----------      -----------       ----------      -----------
                    Primary
                    -------

                    Net income (loss)                          $244,548      $(1,467,698)        $519,255      $(4,991,299)

                    Preferred stock dividend                   (155,465)        (315,702)        (282,355)        (940,775)
                                                             ----------      -----------       ----------      -----------
                    Adjusted net income (loss)                 $ 89,083      $(1,783,400)        $236,900      $(5,932,074)
                                                             ==========      ===========       ==========      ===========


                    Weighted average number
                      of common shares outstanding           12,741,596       17,896,850       11,999,319       17,602,993


                    Dilution from assumed exercise of
                    options and warrants using the
                    treasury stock method                     1,540,994                -        1,258,193                -
                                                             ----------      -----------       ----------      -----------

                    Total weighted average shares            14,282,590       17,896,850       13,257,512       17,602,993
                                                             ==========      ===========       ==========      ===========

                    Net income (loss) per common share         $0.01           $(0.10)           $0.02           $(0.34)
                                                               =====           =======           =====           =======

                    Fully Diluted
                    -------------

                    Net income (loss)                          $244,548      $(1,467,698)        $519,255      $(4,991,299)
                                                             ==========      ===========       ==========      ===========

                    Weighted average number of shares
                    outstanding:
                    Primary                                  14,282,590       17,896,850       13,257,512       17,602,993
                    Convertible preferred stock
                    conversion                                4,364,759        6,218,747        2,633,186        6,218,747
                    Dilution from assumed exercise of
                    options and warrants using the
                    treasury stock method                              -       2,063,285                  -      1,762,661
                                                             ----------      -----------       ----------      -----------
                            Total                            18,647,349       26,178,882       15,890,698       25,584,401
                                                             ==========      ===========       ==========      ===========

                    Net income (loss) per common and

                    common equivalent share                    $0.01           $(0.06)           $0.03           $(0.20)
                                                               =====           =======           =====           =======